Exhibit 11.1

                       NEWMIL BANCORP, INC.
            COMPUTATION OF NET INCOME PER COMMON SHARE
             (in thousands except per share amounts)


                                        Year ended June 30,
                                     1998          1997        1996
                                     ----          ----        ----
Net income
----------

Net income - basic and diluted     $2,989        $2,602      $2,242
                                   ======        ======      ======
Weighted Average Common and Common
Equivalent Stock

Weighted average common stock
 outstanding - basic                3,845         3,978       4,371

Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                       436           454          378

Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                              (215)         (289)         (262)
                                    -----         -----          -----
Weighted average common and common
 equivalent stock outstanding
 - diluted                          4,066         4,143          4,487
                                    =====         =====          =====
Earnings Per Common and Common
Equivalent Share

Basic                               $0.78         $0.65          $0.51
                                    =====         =====          =====

Diluted                             $0.74         $0.63          $0.50
                                    =====         =====          =====
